November 13, 2008	CONTACTS:
Elizabeth Wilkinson Phone: 281-408-1329

EAGLE ROCK ENERGY PARTNERS, L.P.
ANNOUNCES POTENTIAL COMMON UNIT PURCHASES BY AFFILIATES

HOUSTON, Texas – Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (“Eagle Rock” or the “Partnership”) today announced that certain of its affiliates have authorized the purchase of up to an aggregate of $2,000,000 of Eagle Rock common units. The affiliates are owned by certain members of Eagle Rock management, certain other individuals, and certain Natural Gas Partners investment funds. The common units may be purchased from time to time in open market transactions, including block purchases, or in privately negotiated transactions and are authorized to occur between November 14, 2008 and December 5, 2008, which is an open window period under Eagle Rock’s insider trading policy.  The timing and the actual number of Eagle Rock common units purchased by the affiliates will be on a discretionary basis as determined by the affiliates’ management and will depend upon a variety of factors including price, economic and market conditions, applicable legal requirements, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended, available liquidity and other appropriate factors as determined by such officers.

“The desire of Eagle Rock’s affiliates to purchase common units reflects their confidence in Eagle Rock’s operations and belief that the common units are currently undervalued and represent an attractive investment,” said Joseph A. Mills, Chief Executive Officer of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock’s general partner.  “Because the purchases are not being made by Eagle Rock Energy Partners, L.P., the purchased common units will remain outstanding and any purchases will not have an accretion effect to the Partnership.”

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing, transporting and selling natural gas, and (ii) fractionating and transporting natural gas liquids; b) upstream, which includes acquiring, exploiting, developing, and producing oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

This news release may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership's actual results to differ materially from those implied or expressed by the forward-looking statements. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission for the year ended December 31, 2007, and the Partnership's Forms 10-Q, filed with the SEC for subsequent quarters.

###